Exhibit 99.1

Star Mountain Resources, Inc. closes acquisition of Balmat Zinc Mine in New York State

Tempe, Arizona – November 5, 2015 - Star Mountain Resources, Inc. (OTC: SMRS) (“Star Mountain”) (the “Company”) announces the transaction referred to in our press release of October 15, 2015 has now closed. As of the close of business on November 2, 2015, Star Mountain had met all of the closing conditions in the purchase agreements with Northern Zinc, LLC (“Northern Zinc”) and HudBay Minerals Inc. (TSX:HBM) (NYSE: HBM) (“HudBay”) resulting in Star Mountain’s acquisition of Northern Zinc and Balmat Holding Corporation (“Balmat”), including St. Lawrence Zinc Company, LLC and its mining operations in the Balmat mining district of St. Lawrence County, New York.

The Balmat mining complex includes a permitted and equipped zinc mine, a 5,000 ton per day floatation mill, an office complex and infrastructure to enable the operation of the mine. The acquisition of Balmat includes 2,699 acres of fee simple real estate and over 50,000 acres of mineral rights within St. Lawrence and the neighboring Franklin counties in New York.

Joe Marchal, CEO of Star Mountain, commented, “We are delighted to have closed this transaction with Northern Zinc and HudBay and thank the teams at both companies for their help in making this transaction happen. The team we have assembled has world class financial and mining experience that we believe will enable the Company to grow into a successful global base and precious metals mining group.”

About Star Mountain Resources, Inc.

Star Mountain Resources, Inc. is a junior exploration and mining company focused on acquiring and consolidating mining claims, mineral leases, producing mines, and historic mines with production and future growth potential. Our operations are currently focused on base metal and precious metal mining acquisitions in North America, and re-commencing mining activities at the Balmat Zinc mine in upstate New York. For more information, visit www.starmountainresouces.com.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to its planned acquisition and operation of the Balmat mine) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within our control. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

Mark Osterberg
President and Chief Operating Officer

520-405-8922

mosterberg@starmountainresouces.com